EXHIBITS 99.1

NexPrise, Inc. Reports Results for the
Third Quarter of 2003

Carlsbad, CA-October 17, 2003-NexPrise, Inc. (Nasdaq: NXPS), a provider of business process automation and management applications, today announced results for the three months ended September 30, 2003.

For the third quarter of 2003 NexPrise reported bookings, which represent contracted revenue for the next twelve months, of approximately $1.1 million, an increase of 170% from the third quarter of 2002. Revenues, which are comprised of customer agreements recognized evenly over the length of the contracts and up front perpetual licenses fees, were approximately $835,000 for the quarter, an increase of 15% from the third quarter of 2002. Costs and expenses in the third quarter of 2003 were approximately $3.2 million, including $603,000 of intangible asset amortization. In the third quarter of 2002, costs and expenses totaled approximately $4.1 million and included $475,000 of intangible asset amortization.

As of September 30, 2003, NexPrise’s cash, cash equivalents and short-term investments were approximately $7.7 million. Total cash used in the third quarter of 2003 was $628,000, an improvement of approximately $1.8 million from the third quarter of 2002. These results include $1.0 million of cash received as a result of the sale of NexPrise’s interest in Ingenuity Systems and a $250,000 cash outlay for an insurance prepayment. The net loss per share in the third quarter of 2003 was $0.64 compared to $0.75 in the same quarter last year.

NexPrise CEO Ted Drysdale said, “We continue to be pleased with the business we have generated this year. Our bookings year to date are more than 250% of what we had achieved through three quarters last year. This past quarter we made a significant investment in expanding our sales team, we again did a good job of managing our cash and we believe we’re well positioned to continue our rapid growth.”

About NexPrise

NexPrise, Inc., provides business process applications and markets solutions that can enable manufacturers to rapidly automate and manage key business processes and produce a return on investment in less than 6 months. These solutions complement and expand on currently installed enterprise systems and allow for the ongoing process improvements companies require to meet their changing business demands. NexPrise, Inc. is headquartered in Carlsbad, California. For more information, please visit www.nexprise.com.

Safe Harbor Statement

This press release contains “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934, about NexPrise, Inc. Forward-looking statements are denoted by such words as “contracted revenue” or “continue our rapid growth” and similar terms and phrases. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, NexPrise’s ability to collect revenues associated with such contracts and its ability to continue to generate business from new contracts. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our on Form 10-K and 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

NEXPRISE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2003	2002

	unaudited	(1)
ASSETS
Current assets:
Cash and cash equivalents	$2,706	$3,225
Short-term investments	5,000	7,050
Accounts receivable	432	560
Prepaid expenses	357	671
Other current assets	283	841

Total current assets	8,778	12,347
Property and equipment, net	99	339
Intangible assets, net	7,056	9,150
Other long-term assets, net	582	1,168

Total assets	$16,515	$23,004

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$95	$160
Accrued compensation	649	646
Accrued expenses	1,619	2,374
Deferred revenue	1,451	711
Accrued liabilities relating to discontinued operations	—	336

Total current liabilities	3,814	4,227
Notes payable	11,843	11,843
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, no par value: 2,500 shares authorized: none issued or outstanding	—	—
Common stock, $.0002 par value; 175,000 shares authorized; 3,236 and 3,230 shares issued and outstanding respectively	10	10
Additional paid-in capital	631,775	631,764
Deferred compensation	(195)	(416)
Accumulated deficit	(630,885)	(624,576)
Accumulated other comprehensive income	153	152

Total stockholders’ equity	858	6,934

Total liabilities and stockholders’ equity	$16,515	$23,004

NEXPRISE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net revenues	$835	$728	$2,558	$2,055
Costs and expenses
Cost of product licenses and services	238	407	824	1,148
Cost of amortization of purchased technology	491	221	1,473	662
Research and development	749	1,044	2,099	4,403
In process research and development	—	—	—	399
Sales and marketing	1,068	1,274	2,989	4,534
General and administrative	631	1,117	2,247	4,297
Restructuring and settlement (benefit)	—	—	(493)	—

Total operating expenses	3,177	4,063	9,139	15,443

Operating loss	(2,342)	(3,335)	(6,581)	(13,388)
Interest expense	(189)	(190)	(567)	(559)
Interest income and other, net	57	63	218	157
Investment Income (loss)	400	1,060	287	(1,420)

Loss from continuing operations	(2,074)	(2,402)	(6,643)	(15,210)
Gain from discontinued operations	—	—	334	—
Net loss	$(2,074)	$(2,402)	$(6,309)	$(15,210)

Basic and diluted loss per share from continuing operations	$(0.64)	$(0.75)	$(2.05)	$(4.77)
Basic and diluted gain per share from discontinued operations	$—	$—	$0.10	$—
Basic and diluted net loss per share	$(0.64)	$(0.75)	$(1.95)	$(4.77)
Basic and diluted net loss per share in computing basic and diluted net income (loss) per share	3,233	3,209	3,229	3,187

For Media Inquiries
Tom Anthony
NexPrise, Inc.
(760) 804-1333
tanthony@nexprise.com